Exhibit 99.1

Contact: Carl J. Crosetto GSC Group 973-437-1007 Roland Tomforde Broadgate Consultants, LLC 212-232-2222

GSC Investment Corp. Declares Dividend
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NEW YORK, August 14, 2007 – GSC Investment Corp. (NYSE:GNV), a business development company externally managed by GSC Group, announced today that its Board of Directors has declared a dividend of $0.36 per share payable on August 31, 2007 to common stockholders of record on August 24, 2007. The dividend is for the second quarter of the Company’s 2008 fiscal year ending August 31, 2007.

As of August 10, 2007, the Company had total investments of $201 million in aggregate principal amount and total outstanding borrowings under the credit facilities of $77 million. The Company’s investment portfolio carries a weighted average current yield of 11.3% and is comprised of approximately 15% first lien term loans, 44% second lien term loans, 24% senior secured notes, 14% unsecured notes and 3% other investments, including structured finance notes.

About GSC Investment Corp.
GSC Investment Corp. is a specialty finance company that invests primarily in first and second lien term loans and mezzanine debt of private, U.S. middle-market companies and high yield bonds. It has elected to be treated as a business development company under the Investment Company Act of 1940. The Company also may opportunistically invest in distressed debt; debt and equity securities of public companies; credit default swaps; emerging market debt; and collateralized debt obligation vehicles holding debt, equity or synthetic securities. The Company draws upon the support and investment advice of its external manager, GSC Group, an alternative asset investment manager that focuses on complex, credit-driven strategies.  GSC Investment Corp. is traded on the New York Stock Exchange under the symbol “GNV.”

Forward Looking Statements
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are forward-looking statements. These forward-looking statements generally relate to GSC Investment Corp.’s plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Note About Forward-Looking Statements” included in the Company’s 10-K which has been filed with the U.S. Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and GSC Investment Corp. undertakes no obligation to update or revise the forward-looking statements, whether as a result of the new information, future events or otherwise.

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